Exhibit 8.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 701 5th Ave #5100 Seattle, WA 98104 o: 206.883.2500

July 22, 2024

ARCA biopharma, Inc.
10170 Church Ranch Way, Suite 100
Westminster, CO 80021

RE: U.S. Federal Income Tax Consequences of the Merger

Ladies and Gentlemen:

We have acted as counsel to ARCA biopharma, Inc., a Delaware corporation (“Parent”) in connection with that certain registration statement on Form S-4 (Registration No. 333-279387), initially filed with the Securities and Exchange Commission on May 14, 2024 (the “Registration Statement”), including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), and the agreement and plan of merger and reorganization (the “Agreement”), dated as of April 3, 2024, by and among Parent, Atlas Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), Atlas Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs”), and Oruka Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to which (1) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company continuing as a wholly owned subsidiary of Parent and the surviving corporation of the First Merger and the outstanding shares of Company capital stock being converted into the right to receive shares of Parent; and (2) following confirmation of the effectiveness of the First Merger, the Company will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving entity of the merger.1 This opinion is being delivered in connection with the Registration Statement and the Proxy Statement/Prospectus, pursuant to Section 6.10(c) of the Agreement, concerning certain U.S. federal income tax matters. Capitalized terms used herein but not defined shall have the meanings set forth in the Agreement.

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, including the exhibits thereto, the Registration Statement and the Proxy Statement/Prospectus, the representation letters of Parent and the Company (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

[1]	Except as otherwise provided, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended (the “Code”), and to the Treasury Regulations promulgated thereunder.

In rendering our opinion, we have relied upon statements, representations, warranties and covenants of officers and other representatives of the Representation Parties, and we have assumed that such statements, representations, warranties and covenants, including those set forth in the Representation Letters, are and will continue to be true, correct and complete (and, to the extent relevant, complied with) through the Merger Effective Time without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the Merger will be consummated in the manner described in the Agreement and will be effective under applicable state law, and that none of the terms or conditions contained therein will be waived or modified and (ii) the Agreement, the Registration Statement, the Proxy Statement/Prospectus and the Representation Letters accurately and completely reflect the facts relating to the Merger. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letters.

Our opinion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court.

Based upon the foregoing we are of the opinion that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion. We are furnishing this opinion solely to you in connection with the Merger, and this opinion is not to be relied upon by any other person or for any other purpose without our prior written consent.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
Wilson Sonsini Goodrich & Rosati, P.C.